Exhibit 99.1

US BIOENERGY REPORTS FIRST QUARTER FINANCIAL RESULTS
With 300 Million Gallons of Production Capacity
US BioEnergy is a Leading Pure-Play Ethanol Producer in the U.S.
ST. PAUL, Minnesota — May 14, 2007 — US BioEnergy Corporation (NASDAQ: USBE), today announced net income of $5.2 million, or $0.08 per share, and EBITDA of $18.3 million for the first quarter ended March 31, 2007.
Total revenue for the first quarter of 2007 was $132.2 million, up approximately 106% compared to $64.2 million for the fourth quarter of 2006. Production volumes were 58.7 million gallons, up approximately 99% compared to 29.5 million gallons for the fourth quarter of 2006. EBITDA was $18.3 million, down approximately 48%, compared to $35.3 million for the fourth quarter of 2006. Financial and operating results for the first quarter were attributable to significant increases in the company’s ethanol production and improved pricing offset by higher corn costs.
Milestones the company has achieved during the first quarter of 2007 include the following:
•	First full quarter of operations for the company’s Albert City and expanded Platte Valley plants

•	Began construction on a 100 mmgy ethanol plant near Janesville, Minnesota

•	Entered into senior secured credit facilities which included $337.2 million structured as construction loans for Hankinson, North Dakota; Janesville, Minnesota; Dyersville, Iowa; and Ord, Nebraska
“We are pleased with the strong growth we achieved during the quarter,” said Gordon Ommen, US BioEnergy’s CEO. “Our revenue during the quarter more than doubled on a sequential basis, reflecting the first full quarter of operations at our Albert City and expanded Platte Valley plants.”
The company currently owns and operates four ethanol plants, which have combined production capacity of 300 million gallons per year (mmgy) and has the following plants under construction and sites under evaluation:
•	Hankinson, North Dakota, a 100 mmgy plant, which is expected to start producing ethanol in the second quarter of 2008

•	Dyersville, Iowa, a 100 mmgy plant, which is expected to start producing ethanol in the second quarter of 2008

•	Janesville, Minnesota, a 100 mmgy plant, which is expected to start producing ethanol in the third quarter of 2008
Total construction expenditures for the first quarter of 2007 were $45.8 million, which were primarily comprised of the following: Ord $14.1 million, Hankinson $9.6 million, Dyersville $4.7 million, Janesville $1.4 million, and $5.9 million for Grinnell, of which US BioEnergy paid half, or $2.9 million. The company has put on hold any further funding of Grinnell. The company recently announced that its 50 million gallon ethanol plant located in Ord, Nebraska, has begun production.
At March 31, 2007, total cash and cash equivalents were $215.4 million, up approximately 27% compared to $170.1 million on December 31, 2006. Total debt as of March 31, 2007 was $236.7 million compared with $150.1 million on December 31, 2006. Shareholders’ equity was $490.5 million as of March 31, 2007 as compared with $484.4 million on December 31, 2006. Equity, as a percentage of total capitalization, was approximately 68% as of March 31, 2007.
Selected Results

	Three months ended
	March 31, 2007	December 31, 2006

Sales volumes (in thousands):
Ethanol gallons sold	59,726	28,068
Distillers grains tons sold	270	127

Production volumes (in thousands)
Ethanol gallons produced	58,660	29,457
Distillers grains tons produced	259	136

Average price realizations
Ethanol gross sales price per gallon	$1.90	$1.84
Distillers grain sales price per gallon	$0.26	$0.23

Average cost
Corn — no hedging impact (per bushel)	$3.52	$2.77
Corn — w/ hedging impact (per bushel)	$3.64	$1.80

Corn — no hedging impact (per gallon of ethanol)	$1.21	$0.95
Corn — w/ hedging impact (per gallon of ethanol)	$1.25	$0.57

Natural gas — no hedging impact (per mmbtu)	$7.19	$7.69
Natural gas — w/ hedging impact (per mmbtu)	$6.88	$8.70

Natural gas — no hedging impact (per gallon of ethanol)	$0.20	$0.19
Natural gas — w/ hedging impact (per gallon of ethanol)	$0.19	$0.22
Comparability of Financial Results
Prior to May 1, 2006, US BioEnergy derived revenues principally from its marketing and services businesses. Since that time, the sale of ethanol and distillers grains has become the primary source of US BioEnergy’s revenues. As a result, the company’s financial results for periods after April 30, 2006 are not comparable to results for prior periods. In addition, due to the steep ramping of ethanol production between April and December 2006, the actual production figures for 2006 are not indicative of future operating results.
EBITDA
This news release describes “EBITDA” in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP). Management believes that EBITDA is useful in evaluating our operating performance in relation to other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA are:
•	EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•	EBITDA includes non-recurring payments to us which are reflected in other income.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to service our debt or to invest in the growth of our business. We compensate for these limitations by relying on our GAAP results as well as on our EBITDA.
Conference Call
The company will host a conference call today at 9:00 a.m. Central Time. Investors interested in listening to the call can dial (888) 895-4463 and reference conference ID 7777931. This call will be webcast and can be accessed via US BioEnergy’s Web site at www.usbioenergy.net (follow the instructions on the Investor Relations page). A replay of the webcast will be available through June 11, 2007. The telephone replay will be available approximately two hours after the call concludes by dialing (800) 642-1687 or (706) 645-9291 and reference conference ID 7777931.
About US BioEnergy Corporation
US BioEnergy Corporation is a producer and marketer of ethanol and distillers grains. The company currently owns and operates four ethanol plants and has three additional ethanol plants under construction. Upon completion of these initiatives, the company will own and operate seven plants with combined expected ethanol production capacity of 600 million gallons per year.
Safe Harbor Statement
Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although US BioEnergy Corporation believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our filings the Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2006, for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

US BioEnergy Corporation
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Currents Assets
Cash and cash equivalents	$215,444	$170,099
Receivables	54,217	40,958
Inventories	27,803	28,420
Derivative financial instruments	1,569	7,144
Prepaid expenses	2,394	3,572

Total current assets	301,427	250,193

Other Assets
Deposits	4,010	4,307
Investment in equity of unconsolidated subsidiary	1,793	1,509
Goodwill	65,823	65,489
Other assets	3,861	3,478

	75,487	74,783

Property and equipment, net	465,400	408,814

Total assets	$842,314	$733,790

LIABILITIES AND SHAREHOLDER’S EQUITY

Liabilities
Current maturities of long-term debt	$7,761	$8,131
Checks written on controlled disbursement accounts	49	13,270
Notes payable	970	1,815
Accounts payable	69,558	47,163
Accrued expenses	5,836	4,938
Deferred income tax liability	916	2,913
Other current liabilities	1,594	3,955

Total current liabilities	86,684	82,185

Long-term debt	228,018	140,128
Deferred income taxes	32,427	27,099
Long-term income taxes payable	662	—
Minority interest in subsidiary	3,993	—

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $0.01 par value, authorized 75,000,000 shares, issued none	—	—
Common stock, $0.01 par value, authorized 750,000,000 shares; 67,975,135 and 67,968,885 shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	680	679
Additional paid-in capital	468,261	467,552
Retained earnings (deficit)	21,589	16,147

	490,530	484,378

Total liabilities and shareholders’ equity	$842,314	$733,790

US BioEnergy Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)

Revenues:
Product sales	$130,048	$3,945
Services and commissions	2,169	2,074

Total revenues	132,217	6,019

Cost of goods sold:
Cost of product sales	113,149	3,870
Cost of services and commissions	926	1,525

Total cost of goods sold	114,075	5,395

Gross profit	18,142	624
Selling, general and administrative expenses	7,568	2,182

Operating income (loss)	10,574	(1,558)

Other income (expense):
Interest expense	(4,409)	(48)
Interest income	2,293	214
Other income	23	14
Equity in net income of unconsolidated subsidiary	283	—

	(1,810)	180

Income (loss) before income taxes and minority interest	8,764	(1,378)
Federal and state income tax expense	(3,529)	—
Minority interest in net loss of subsidiary	7	—

Net income (loss)	$5,242	$(1,378)

Income (loss) per common share:
Basic	$0.08	$(0.04)
Diluted	0.08	(0.04)

Weighted average shares outstanding:
Basic	67,974	30,980
Diluted	68,913	30,980

US BioEnergy Corporation
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)

Cash Flows from Operating Activities
Net income (loss)	$5,242	$(1,378)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,007	170
Amortization	916	336
Minority interest in net loss of subsidiary	(7)	—
Stock-based compensation expense	681	58
Deferred income taxes	3,992	(221)
Change in derivative financial instruments	5,827	—
Equity in net income of unconsolidated subsidiary	(283)	—
Changes in working capital components, net of affects of business acquisitions:
Receivables	(13,059)	6,181
Inventories	617	(2,269)
Prepaid expenses	1,178	201
Accounts payable	10,237	(31,719)
Accrued expenses and other liabilities	(1,464)	2,731

Net cash provided by (used in) operating activities	18,884	(25,910)

Cash Flows from Investing Activities
Purchases of property and equipment	(45,770)	(30,534)
Acquisition of US Bio Hankinson, LLC, net of cash received	—	(773)
Deposits made	297	—
Other	—	(125)

Net cash used in investing activities	(45,473)	(31,432)

Cash Flows from Financing Activities
Increase (decrease) in checks written on controlled disbursement accounts	(13,221)	14,871
Debt issuance costs paid	(1,550)	(210)
Net change in notes payable	(845)	2,925
Proceeds from long-term debt	125,495	—
Payments of long-term debt	(37,974)	—
Proceeds from the issuance of common stock	29	94,394

Net cash provided by financing activities	71,934	111,980

Net increase in cash and cash equivalents	45,345	54,638

Cash and Cash Equivalents
Beginning of period	170,099	40,450

End of period	$215,444	$95,088

US BioEnergy Corporation
Reconciliation of GAAP to Non-GAAP
EBITDA

	3 months ended March	3 months ended
	31, 2007	December 31, 2006
Net Income	$5,242	$20,955

Interest Expense	4,409	706
Income Taxes	3,529	9,668
Depreciation	5,007	3,800
Amortization	100	207

EBITDA	$18,287	$35,336

Investor Contact:
US BioEnergy Corporation
Investor Relations, 651-355-8340
investor@usbioenergy.net
Media Contacts:
US BioEnergy Corporation
JD Bergquist, 651-355-8357
media@usbioenergy.net
Integrated Corporate Relations
James McCusker, 203-682-8200
jmccusker@icrinc.com
# # #